Exhibit (a)(1)(C)
CROSSTEX ENERGY, L.P.
WITHDRAWAL FORM AND INSTRUCTIONS
Relating to Our Offer to Exchange
Certain Outstanding Options to Purchase Common Units
for
Replacement Options to Purchase Common Units
WITHDRAWAL FORM
     You should submit this Withdrawal Form only if you previously submitted a Letter of Transmittal in connection with the Offer and you now no longer wish to exchange your Eligible Options. To withdraw your Eligible Options from the exchange, you must complete, sign, date and deliver this Withdrawal Form by 5:00 p.m. CDT, on June 11, 2009. If you withdraw your election to exchange any of your $10.00 Eligible Options, you must withdraw your election to exchange all of your $10.00 Eligible Options. If you withdraw your election to exchange any of your Other Eligible Options, you must withdraw your election to exchange all of your Other Eligible Options. Please read and follow the attached instructions to this Withdrawal Form.
     Please check the appropriate box and/or boxes and sign below if you wish to withdraw your acceptance of the Offer and reject the Offer in accordance with the terms and conditions of the Offer and the Offer to Exchange.
☐ Yes, I wish to withdraw my acceptance of the Offer with respect to my $10.00 Eligible Options and reject the Offer with respect to my $10.00 Eligible Options pursuant to the terms and conditions set forth in the Offer to Exchange and this Withdrawal Form. I understand that I will not receive any Replacement Options in exchange for my $10.00 Eligible Options that I previously tendered and my $10.00 Eligible Options will remain outstanding on their existing terms, including the existing exercise price, number of common units covered thereby, vesting schedule and expiration date. The withdrawal of my $10.00 Eligible Options from the Offer is at my own discretion. I agree that Crosstex will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw my $10.00 Eligible Options from the Offer.
☐ Yes, I wish to withdraw my acceptance of the Offer with respect to my Other Eligible Options and reject the Offer with respect to my Other Eligible Options pursuant to the terms and conditions set forth in the Offer to Exchange and this Withdrawal Form. I understand that I will not receive any Replacement Options in exchange for my Other Eligible Options that I previously tendered and my Other Eligible Options will remain outstanding on their existing terms, including the existing exercise price, number of common units covered thereby, vesting schedule and expiration date. The withdrawal of my Other Eligible Options from the Offer is at my own discretion. I agree that Crosstex will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw my Other Eligible Options from the Offer.
PLEASE SIGN THIS WITHDRAWAL FORM AND PRINT YOUR NAME EXACTLY AS YOUR NAME APPEARS ON THE LETTER OF TRANSMITTAL.

Employee Signature	Date

Employee Name (please print)	E-mail Address

Legal Name, if different (please print)
THIS WITHDRAWAL FORM MUST BE RECEIVED NO LATER THAN
5:00 P.M., CDT, ON JUNE 11, 2009

Crosstex Energy, L.P.
Withdrawal Form and Instructions Relating to
Our Offer to Exchange
Certain Outstanding Options to Purchase Common Units
For
Replacement Options to Purchase Common Units
INSTRUCTIONS TO THE WITHDRAWAL FORM
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1.	DEFINED TERMS. All terms used in this Withdrawal Form but not defined have the meaning given to them in the Offer to Exchange Certain Outstanding Options to Purchase Common Units for Replacement Options to Purchase Common Units, dated May 13, 2009 (the “Offer to Exchange”).
2.	ELECTION DEADLINE. The Offer and any rights to tender, or to withdraw a tender of, your Eligible Options will expire on June 11, 2009 at 5:00 p.m. CDT, or on a later date, if we extend the Offer (such expiration date, the “Election Deadline”).
3.	WITHDRAWAL OF ELECTION. The tender of your Eligible Options under the Offer may be withdrawn at any time before 5:00 p.m. CDT, on the Election Deadline. To withdraw your tendered Eligible Options, you must complete and submit this Withdrawal Form. Withdrawals may not be rescinded, and Eligible Options withdrawn will not be considered to be properly tendered, unless your Eligible Options are properly re-tendered before the Election Deadline by following the procedures described in the Letter of Transmittal.
4.	DELIVERY OF WITHDRAWAL FORM. If you intend to withdraw your tender of Eligible Options under the Offer, you must complete and sign this Withdrawal Form and do one of the following, all before 5:00 p.m. CDT, on the Election Deadline: (1) return it by facsimile to (214) 721-9383, (2) by e-mail (with the completed Withdrawal Form scanned and attached) to stacy.cardwell@crosstexenergy.com, or (3) by regular mail or hand delivery to Crosstex Energy, L.P., Attention: Stacy Cardwell, 2501 Cedar Springs Rd., Dallas, Texas 75201.

Your election to withdraw will only be effective upon receipt by us of your Withdrawal Form. You are responsible for making sure that if you wish to withdraw that you complete and acknowledge your Withdrawal Form before 5:00 p.m. CDT, on the Election Deadline.

Neither we, nor any other person, are obligated to give notice of any defects or irregularities in any Withdrawal Form you submit, nor will anyone incur any liability for failure to give any such notice.

If you miss the deadline for withdrawal, your previously tendered Eligible Options will be cancelled and exchanged pursuant to the Offer. You are responsible for making sure that the Withdrawal Form is properly completed and signed.
5.	DECIDING TO PARTICIPATE AFTER WITHDRAWING. If you withdraw your Eligible Options from the exchange, you may again elect to exchange the withdrawn Eligible Options at any time before the Election Deadline. To re-elect to exchange all of your withdrawn Eligible Options, you must submit a new Letter of Transmittal prior to the expiration of the Offer in accordance with all the requirements set forth in the instructions to the Letter of Transmittal.

Your new Letter of Transmittal must include the required information regarding all of your Eligible Options and must be clearly dated after the date of your original Letter of Transmittal and any Withdrawal Form you have submitted. Upon the receipt of a new, properly submitted Letter of Transmittal, any previously submitted Letter of Transmittal or Withdrawal Form will be disregarded and will be considered replaced in full by the new Letter of Transmittal.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Letter of Transmittal or Withdrawal Form we receive before the Election Deadline.

6.	SIGNATURES ON THIS WITHDRAWAL FORM. Withdrawal Forms must be signed by the employee holding the Eligible Options or another person with the legal authority to act on behalf of the employee.

If this Withdrawal Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Crosstex of the authority of that person to act in that capacity must be submitted with this Withdrawal Form.

Your printed name on this Withdrawal Form must appear exactly as your name appears on the Letter of Transmittal.
7.	OTHER INFORMATION ON THIS WITHDRAWAL FORM. In addition to signing this Withdrawal Form, you must print your name, legal name (if different than the name you use), date and your current e-mail address.
8.	REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the Offer (including requests for additional copies of this Withdrawal Form) should be directed to Stacy Cardwell ((214) 721-9241; stacy.cardwell@crosstexenergy.com).
9.	IRREGULARITIES. We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any Withdrawal Forms. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final, conclusive and binding on all persons. Neither Crosstex nor any other person is obligated to give notice of any defects or irregularities in any election made via any Withdrawal Form, nor will anyone incur any liability for failure to give any such notice.
10.	ADDITIONAL DOCUMENTS TO READ. In addition to the documents making up the Offer, you should be sure to read the other documents referenced in or incorporated into the Offer to Exchange before deciding to withdraw your participation in the Offer.
11.	IMPORTANT TAX INFORMATION. You should refer to Section 13 (“Material U.S. Federal Income Tax Consequences”) of the Offer to Exchange, which contains important tax information. We encourage you to consult with your personal legal, financial and tax advisors if you have questions about your financial or tax situation.